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                                                                     EXHIBIT 15

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  10549


RE:    PDS Financial Corporation
       Registration Statement on Form S-8 (Registration No. 33-85966) and Post-effective Amendment No. 1 on Form S-3 to Form SB-2 Registration Statement (Registration No. 333-49199)


We are aware that our report dated April 28, 1999 on our review of the interim financial information of PDS Financial Corporation for the period ended March 31, 1999 and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1999 is incorporated by reference in this registration statement. Pursuant to Rule 436 (c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


PricewaterhouseCoopers LLP
Las Vegas Nevada
May 13, 1999